Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of HF Enterprises, Inc. (the “Company”) on Form S-1 to e filed on November 12, 2019, of our report dated August 12, 2019 and then dual dated November 12, 2019 with respect to a subsequent event, with respect to our audit of the financial statements of HF Enterprises, Inc. as of December 31, 2018 and 2017, and for the years then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Rosenberg Rich Baker Berman, P.A.

Rosenberg Rich Baker Berman, P.A.
Somerset, New Jersey
November 12, 2019